EXHIBIT 10.9
------------





                    AGREEMENT OF PURCHASE AND SALE

                            BY AND BETWEEN

                       METRODRAMA JOINT VENTURE,
                     a Florida general partnership

                                  AND

                      AUTONATION USA CORPORATION

                                 INDEX
                                 -----

SECTION                                                           PAGE
-------                                                           ----

     1.    PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . .  1

     2.    PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . .  1

     3.    DEPOSIT. . . . . . . . . . . . . . . . . . . . . . . . .  1

     4.    TITLE AND SURVEY . . . . . . . . . . . . . . . . . . . .  2

     5.    INSPECTIONS. . . . . . . . . . . . . . . . . . . . . . .  3

     6.    SELLER'S REPRESENTATIONS . . . . . . . . . . . . . . . .  4

     7.    [INTENTIONALLY OMITTED.] . . . . . . . . . . . . . . . .  5

     8.    ESCROW CLOSING . . . . . . . . . . . . . . . . . . . . .  5

     9.    ARBITRATION; DISPUTES CONCERNING CONSUMMATION
           OF THE CLOSING . . . . . . . . . . . . . . . . . . . . .  9

     10.   DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . 10

     11.   PRORATIONS . . . . . . . . . . . . . . . . . . . . . . . 11

     12.   CLOSING COSTS. . . . . . . . . . . . . . . . . . . . . . 11

     13.   BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . 12

     14.   ASSIGNABILITY. . . . . . . . . . . . . . . . . . . . . . 12

     15.   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . 12

     16.   RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . 14

     17.   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . 14

     18.   DISCLAIMERS AND LIMITATIONS. . . . . . . . . . . . . . . 15

     19.   TRADE NAMES AND SERVICE MARKS. . . . . . . . . . . . . . 17

     20.   RECOURSE LIMITED TO PROCEEDS OF SALE; SURVIVAL . . . . . 17




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EXHIBITS:
--------

     Exhibit A - Realty, Legal Description of Metrodrama Lands
     Exhibit B - Escrow Agreement
     Exhibit C - Acceptable Exceptions
     Exhibit D - Leases and Consulting Agreements
     Exhibit E - Preliminary Site Plan

                    AGREEMENT OF PURCHASE AND SALE
                    ------------------------------


     THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made and entered into this _______________ day of October, 1997, between METRODRAMA JOINT VENTURE, a Florida general partnership ("Seller") and AUTONATION USA CORPORATION, a Florida corporation ("Purchaser").

                         W I T N E S S E T H:

     WHEREAS, Seller is the owner of that certain parcel of real property located in Palm Beach County ("County"), Florida, more particularly described by sketch on EXHIBIT A attached hereto and incorporated hereto ("Realty"); and

     WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and the sum of TEN DOLLARS ($10) and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1. PURCHASE AND SALE. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the Realty, together with the following property and rights (the Realty and such property and rights are referred to collectively hereinafter as the "Property"):

           (a) All surveys, plans, plats, soil tests, engineering studies, environmental studies and all other documents, studies, title policies, licenses, permits, authorizations, approvals and other intangibles rights pertaining to the ownership and/or operation of the Realty, if any, to the extent in Seller's possession or control (collectively the "Documents");

           (b) All strips and gores of land lying adjacent to the Realty, together with all easements, privileges, riparian and other water rights, lands underlying any adjacent streets or roads, improvements located on the Realty and appurtenances pertaining to or accruing to the benefit of the Realty; and

           (c) All improvements thereon and all personal property located at, on, upon, under or associated with the Realty, if any.

     2. PURCHASE PRICE. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Property shall be Eight Million Dollars ($8,000,000), subject to prorations and adjustments as provided in this Agreement..

           At the "Escrow Closing" (as hereinafter defined), the Purchase Price payable by Purchaser to Seller (subject to prorations and adjustments as provided in this Agreement of which the "Deposit," as hereinafter defined, shall be a part thereof) shall be paid by cash, "Letter of Credit" (as hereinafter defined) or wire transfer to an account designated by Escrow Agent in writing to Purchaser at least three (3) business days prior to the Escrow Closing. At the "Consummation of the Closing" (as hereinafter defined), the Deposit shall be delivered by "Escrow Agent" (hereinafter defined) to Seller and shall be credited against the Purchase Price.

     3. DEPOSIT. To secure the performance by Purchaser of its obligations under this Agreement simultaneous with the execution of this Agreement by Purchaser, Purchaser has delivered to Gunster, Yoakley, Valdes, Fauli & Stewart, P.A., 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida as escrow agent (the "Escrow Agent"), the sum of One Hundred Thousand Dollars ($100,000) ("Initial Deposit"). In the event this Agreement has not been terminated prior to the end of the "Inspection Completion Date" (as hereinafter defined), then on or before the expiration of the Inspection Completion Date and each and every thirty (30) days thereafter until the earlier to occur of Closing or any earlier termination of this Agreement, the Purchaser shall deliver to Escrow Agent an additional deposit of Fifty Thousand Dollars ($50,000) (each such $50,000 deposit is referred to as "Additional Deposit" and collectively referred to as "Additional Deposits"). Additionally, in the event this Agreement is not terminated on or before the expiration of the Inspection Completion Date, then on or before the expiration of the Inspection Completion Date, the Purchaser shall deliver to Escrow Agent an additional deposit of One Million Dollars ($1,000,000) ("Second Deposit"). Upon receipt of a W-9 form, the Escrow Agent shall invest the Initial Deposit, Second Deposit and each of the Additional Deposits delivered to Escrow Agent (such sums together with all interest thereon is hereinafter collectively referred to as "Deposit") in an interest bearing account maintained with or issued by a commercial bank, savings bank or savings and loan association doing business in Palm Beach County, Florida. The parties hereby agree that the Escrow Agent shall hold each portion of the Deposit delivered to the Escrow Agent in accordance with the Escrow Agreement attached hereto as EXHIBIT B ("Escrow Agreement"), which Escrow Agreement shall govern Escrow Agent's responsibilities with respect to the Deposit pursuant to this Agreement.

     4.    TITLE AND SURVEY.

           (a) Within five (5) business days of the Effective Date, as hereinafter defined, Seller will provide Purchaser with copies of any existing title policies, surveys and other documents pertaining to title to the Property which Seller has in its possession. The Purchaser shall have until the end of the Inspection Completion Date in which to obtain the following "Title Evidence" (at Purchaser's expense), to-wit: (i) a title report issued by Chicago Title Insurance Company or other title insurance company acceptable to Purchaser ("Title Company") enabling a title agent selected by Purchaser to issue an ALTA Form B title insurance commitment ("Commitment") covering the Realty, whereby the Title Company agrees to issue an ALTA Form B owners policy of title insurance ("Title Policy") in the amount of the Purchase Price at Closing, subject only to the matters set forth on EXHIBIT C attached hereto and made a part hereof ("Acceptable Exceptions"), (ii) hard copies of all exceptions to title set forth in the Report, and (iii) an up to date survey of the Realty (certified to a date after the Effective Date) prepared in accordance with the minimum technical standards imposed by the Florida Board of Land Surveyors and minimum standard detail requirements imposed by ALTA/ACSM certified to Purchaser and the Title Company ("Survey").

           (b) Purchaser shall review the Title Evidence and shall, prior to the end of the Inspection Completion Date, notify Seller in writing ("Title Objection Notice") of any matters in the Title Evidence adversely affecting the marketability (as determined by the standards adopted by the Florida Bar) of title to the Realty or affecting the ability of Purchaser to utilize the Property and develop the "Proposed Improvements" (as hereinafter defined) thereon other than the Acceptable Exceptions ("Title Defects"). Upon receipt of the Title Objection Notice, Seller shall use its good faith efforts to cure such Title Defects; provided, however, that except as provided in this Agreement, the Seller shall not be required to bring litigation or expend in excess of Twenty-Five Thousand Dollars ($25,000) to cure Title Defects which exist prior to the Effective Date or those which are not created by Seller. In the event that Seller is unable to cure the Title Defects within ninety (90) days of the Title Objection Notice ("Title Cure Period") after good faith efforts to do so, Seller shall notify Purchaser in writing as to which Title Defects remain uncured on or before the end of the Title Cure Period and Purchaser, at Purchaser's option, may: (i) elect to accept title to the Property subject to the Title Defects without any adjustment to the Purchase Price (in which event the remaining Title Defects shall be deemed Acceptable Exceptions); or (ii) terminate this Agreement by written notice thereof to Seller, whereupon this Agreement shall be terminated, the Deposit, together with interest thereon, shall be returned to Purchaser and both parties shall thereafter be released from all further obligations hereunder. At Closing, Seller shall provide Purchaser with a gap affidavit in form reasonably acceptable to the Title Company to permit the Title Company to insure against adverse matters first appearing in the Public Records on a date subsequent to the Effective Date of the Commitment and prior to the recording of a special warranty deed required by the terms of this Agreement as permitted and in accordance with the requirements of
Section 627.7841 of the Florida Statutes. The Seller agrees that it will not take any action after the Effective Date of the Commitment which shall adversely affect the status of title to the Property. The Seller agrees to cure any Title Defects and any encumbrance that can be cured by payment of a liquidated amount created by, through or under Seller after the Effective Date of this Agreement.

     5. INSPECTIONS. Seller and Purchaser hereby acknowledge that as of the date of the execution of this Agreement, Purchaser has not yet had an opportunity to complete its required due diligence and fully review and evaluate this transaction. If on or before 5:00 p.m. on a date which is sixty (60) days after the Effective Date ("Inspection Completion Date"), Purchaser determines, in its sole and absolute discretion, that Purchaser does not desire to purchase the Property, then Purchaser shall have the right to give written notice to Seller electing to terminate this Agreement, provided such notice is delivered to Seller prior to 5:00 p.m. on the Inspection Completion Date. In the event such notice of termination is delivered on or before 5:00 p.m. on the Inspection Completion Date, then, Escrow Agent will deliver to Purchaser the Deposit, and the parties shall be released from all further obligations each to the other under this Agreement. except for those which expressly survive termination of this Agreement. In the event that the Purchaser does not terminate this Agreement as set forth in this paragraph, then the contingency set forth in this paragraph shall be deemed satisfied or waived by Purchaser.

           Purchaser shall determine, to its reasonable satisfaction, within ninety (90) days after the Effective Date, that all Governmental and quasi-Governmental Approvals ("Governmental Approvals") may be obtained to accommodate the approvals required to develop an automobile sales and servicing center for new and/or used vehicle body shop, outdoor parking, and other improvements, consistent with the site plan attached hereto as EXHIBIT E from all Governmental and quasi-Government authorities having jurisdiction over the Property and if Purchaser in its reasonable discretion shall determine that the Governmental Approvals cannot be obtained within ninety (90) days after the Effective Date, Purchaser may terminate this Agreement by giving Seller written notice thereof of its termination prior to ninety (90) days after the Effective Date, at which time the Escrow Agent will deliver to Purchaser the Deposit and the parties shall be released from all other obligations, each to the other under this Agreement, except for those which expressly survive termination of this Agreement. In the event that the Purchaser does not terminate this Agreement as set forth in this paragraph, then the contingency set forth in this paragraph shall be deemed satisfied or waived by Purchaser.

            Purchaser, its agents, employees and representatives shall have access to the Property at all times subsequent to the Effective Date and prior to the Closing or earlier termination of this Agreement with full right to: (a) inspect the Property; (b) to conduct, subject to the provisions of this Agreement, reasonable tests thereon including, but not limited to, soil borings (not associated with any ground water testing without Seller's consent) and hazardous waste studies (limited to a Phase I environmental audit unless Seller consents in writing to further testing), and to make such other examinations with respect thereto as Purchaser, its counsel, licensed engineers, surveyors or other representative may deem reasonably necessary; and (c) to place after the Inspection Completion Date, a marketing sign on the Property indicating that Purchaser is "coming soon" or similar marketing signage ("Signage"). Any test, examinations or inspections of the Property by Purchaser and all costs and expenses in connection with Purchaser's inspection of the Property or placing Purchaser's Signage on the Property shall be at the sole cost of Purchaser and shall be performed in a manner not to unreasonably interfere with the Seller's ownership of the Property. Purchaser shall remove or bond any lien of any type which attaches to the Property by virtue of any of Purchaser's inspections. Upon completion of any such inspection, examination, or test, Purchaser shall restore any damage to the Property caused by Purchaser's inspection. Upon any termination of this Agreement prior to Closing, Purchaser shall remove its Signage and repair any damage to the Property caused by the installation or removal of such Signage. Purchaser hereby indemnifies and holds Seller harmless from all loss, cost or expense, including, but not limited to, attorneys' fees and court costs resulting from Purchaser's inspections in connection with the Property.

           Purchaser hereby acknowledges that Seller has provided
Purchaser with an environmental study by Dames & Moore dated March 28, 1997 (the "Dames & Moore Study"), and further acknowledges that although Purchaser may confirm the results of the Dames & Moore Study, no invasive environmental tests (such as drilling or soil or groundwater testing) may be performed by Purchaser unless Seller has provided its written consent thereto.

           Within five (5) business days after the Effective Date, Seller shall deliver to Purchaser hard-copies of all Documents, if any, which Seller or its agents have in their possession for Purchaser's review. Additionally, Seller shall provide Purchaser such other documentation as Purchaser may reasonably request with respect to the Property.

           Notwithstanding anything contained herein to the contrary, the Purchaser shall not indemnify or hold the Seller harmless with respect to and the Purchaser shall not be required to remove, remediate, dispose or otherwise deal with any "hazardous substance" (as hereinafter defined), samplings derived from the Property or property containing hazardous substances which it finds in connection with its investigation of the Property. Purchaser shall advise Seller of any "hazardous substance" samplings that it has derived from the Property, and Seller shall make the determination whether or not it is required by any applicable law to disclose the existence of any such hazardous substance to appropriate governmental authorities.

           In the event this Agreement is terminated for any reason, Purchaser shall immediately deliver to Seller copies of any reports and materials obtained by Purchaser in inspecting the Property.

           The provisions of this Paragraph shall survive any termination of this Agreement.

     6. SELLER'S REPRESENTATIONS. Seller represents, warrants and covenants unto Purchaser and agrees with Purchaser as follows, to wit:

           (a) The Property is not subject to any leases, tenancies, or other occupancy rights, recorded or unrecorded, written or oral, except for those "Leases" and "Consulting Agreement" referred to on EXHIBIT D attached hereto and made a part hereof. The Seller represents and warrants that the Seller shall not amend, alter, extend or otherwise modify the terms and provisions of the Leases or Consulting Agreements attached hereto as EXHIBIT D and that with regard to the Leases referred to on EXHIBIT D, upon the expiration of the term of such Leases, no new leases shall be entered into unless such leases are unconditionally terminable upon ninety (90) days' written notice and the Purchaser shall not incur any liability or expense in connection with such leases from and after Closing and that with respect to the Consulting Agreement referred to on EXHIBIT D (or any renewal or substitution thereof), such agreement shall be terminated and be void and of no further force and effect as of the Closing.

           (b) The Seller has no notice or knowledge of any pending lawsuits, any pending condemnation or eminent domain proceedings with respect to the Property.

           (c) The execution, delivery and performance of this Agreement by Seller has been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable in accordance with its terms.

           (d) Seller is not a "foreign person" within the meaning of the United States tax laws, to which reference is made in Internal Revenue Code Section 1445(b)(2). At the Escrow Closing, Seller shall deliver to Purchaser an affidavit to such effect, which shall also state Seller's social security number and the state within the United States under which Seller then exists. Seller acknowledges and agrees that Purchaser shall be entitled to fully comply with Internal Revenue Code Section 1445 and all related sections and regulations, as same may be modified and amended from time to time, and Seller shall act in accordance with all reasonable requirements of Purchaser to effect such full compliance by Purchaser.

           (e) To Seller's knowledge (being defined for purposes of this sub-paragraph as the knowledge of Ingrid Fulmer), the Dames & Moore Study is accurate in all material respects and the Seller is not aware of any hazardous substances which have been generated, recycled, reused, sold, stored, handled, transported or disposed on the Property. Seller hereby discloses to Purchaser that radon is a naturally occurring radioactive gas, that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Prior to the Consummation of the Closing, Seller shall remove any trash, tires or other debris which may be located on the Property.

           (f) Seller will execute such affidavits reasonably required by the Title Company to issue an owner's policy of title insurance at the Consummation of the Closing to Purchaser in the amount of the Purchase Price, subject only to the Acceptable Exceptions.

           (g) Seller shall not at any time while this Agreement is in effect, make or permit any contract or agreement or impose or allow to impose any new lien, encumbrance or other matter affecting title to the Property or grant or allow to be granted any right in or on or to the Property without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion.

           (h) The entering into this Agreement (and the sale of the Property to Purchaser) shall not constitute a violation or breach by Seller of: (i) any contract, agreement, understanding or instrument to which it is a party or by which Seller or the Property is subject or bound; (ii) any judgment, order, writ, injunction or decree issued against or imposed upon them; or (iii) will result in the violation of any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.

           The provisions of this Paragraph 6 shall survive the Closing or the earlier termination of this Agreement.

     7.    [INTENTIONALLY OMITTED.]

     8.    ESCROW CLOSING.

           (a) No later than ten (10) business days prior to the hearing of the Board of Palm Beach County Commissioners ("BPBCC") for the "Requested Use Approval," as hereinafter defined, the parties will deliver all of the closing documents ("Closing Documents") described in Paragraphs 8(e) and 8(g), fully and properly executed, to Escrow Agent ("Escrow Closing"). No later than two (2) business days prior to the hearing of the BPBCC for the Requested Use Approval, Purchaser shall deliver to the Escrow Agent the "Letter of Credit" or immediately available funds in the amount of the Purchase Price, less applicable adjustments for the Deposit and prorations ("Closing Proceeds"). Failure of Seller or Purchaser to comply with any of the Escrow Closing requirements (not cured within the cure period) shall be deemed a default against the party failing to comply. Failure of Purchaser to deliver the Closing Proceeds to Escrow Agent (time being of the essence and no cure period applicable) shall be deemed a default by Purchaser. The Escrow Agent will hold the Closing Documents and the Closing Proceeds in accordance with the terms of the Escrow Agreement, and will disburse them in accordance with the terms of this Agreement. The "Letter of Credit" shall be a clean, irrevocable, transferrable, stand by letter of credit (with an expiration date no earlier than two hundred twenty (220) days after the Effective Date, or, if later, sixty (60) days after the creation of the Escrow Closing) in form reasonably acceptable to Seller, in favor of Escrow Agent, issued by NationsBank or other national bank reasonably acceptable to Seller in the amount of the Purchase Price, less applicable adjustments for the Deposit and prorations, and requiring only the presentation at the issuing bank for payment in full. Escrow Agent shall draw on the Letter of Credit no later than thirty (30) days prior to its expiration date (as such expiration date may be extended from time to time) and hold the proceeds thereof as Closing Proceeds in escrow in accordance with the terms of this Agreement.

           (b) Purchaser shall promptly make and diligently pursue a zoning application to the BPBCC to entitle the Property with the use classification of vehicle sales and rentals pursuant to the Unified Land Development Code of Palm Beach County, Florida and make application for approval by the BPBCC of a site plan in substantial conformance with the preliminary site plan set forth in Exhibit E, attached hereto and made a part hereof. Substantial conformance shall mean that the site plan, which the BPBCC will approve has no less than the square footage of the area in the main display and office building, the gross square footage of the area in the repair or service building(s) and all of the vehicle storage and display parking spaces as shown on EXHIBIT E, and that the offsite costs to the Purchaser for road improvements or other improvements or costs required by Palm Beach County, over and above all county impact fees, will not exceed Two Hundred Fifty Thousand and no/100 ($250,000.00) Dollars. (The use classification and site plan approval must be heard and acted upon concurrently by BPBCC, and together are hereinafter referred to as the "Requested Use Approval"). If Purchaser does not terminate this Agreement pursuant to the terms of Paragraphs 4, 5, 10 or 16 of this Agreement, then Purchaser may terminate this Agreement only if the Requested Use Approval is not finally issued, at which time the Escrow Agent shall return the Deposit and all Closing Proceeds and the Letter of Credit, if applicable, to the Purchaser, destroy the Closing Documents and thereafter this Agreement shall be deemed canceled and terminated and the parties shall have no further obligations, duties or liabilities to each other except for those terms and conditions which expressly survive termination. The Purchaser shall provide the Seller with copies of all applications filed with all governmental agencies and all written comments, inquiries and reports received from said agencies regarding such applications together with a time schedule for the proposed Requested Use Approval. The Seller shall be entitled to communicate freely with Purchaser's consultants to determine the status of Purchaser's various approval applications. The Purchaser shall provide Seller with copies of the documents required to be provided to Seller under this subsection within five (5) business days of receipt of such documents by the Purchaser. Seller agrees to cooperate with Purchaser in seeking the Requested Use Approval including the execution of consents to applications in connection with zoning, land use, platting and other Requested Use Approval; provided, Seller shall not be required thereto to expend any sums.

           (c) The Closing Proceeds and Deposit will be transferred and delivered by Escrow Agent to Seller, and the Closing Documents will be delivered by Escrow Agent to the appropriate parties, when the escrow closing conditions are considered satisfied as specified below in this Paragraph 8(c):

                 (i) If Purchaser does not effectively withdraw its application for the Requested Use Approval before it is issued by the BPBCC, then upon final issuance of the Requested Use Approval (regardless of the terms and conditions upon which it is finally issued) all escrow closing conditions shall be considered satisfied in full and the Escrow Agent may thereupon immediately, subject to the provisions of paragraph 8(d) disburse the Closing Documents and Closing Proceeds in accordance with the instructions contained herein. "Final issuance" of the Requested Use Approval shall be deemed to occur when the Requested Use Approval has been granted by the appropriate officials of the applicable governmental authority and any and all appeals periods as provided by law have expired without an appeal or suit having been filed, or, if filed, when such suit or appeal has been dismissed or resolved finally and conclusively in favor of issuance of the Requested Use Approval regardless of whether the terms and conditions of the Requested Use Approval shall have been further changed by the appropriate officials of the applicable government authority. Purchaser agrees to diligently oppose any such appeal or suit at Purchaser's expense. Notwithstanding anything contained herein to the contrary, prior to the issuance of the Requested Use Approval by the BPBCC, if the requirements which may be imposed in connection with the issuance of the use approval, prevent improvement of the Realty in Substantial Conformance with the preliminary site plan attached as EXHIBIT E, or require offsite costs other than county impact fees which exceed Two Hundred Fifty Thousand and no/100 ($250,000.00) Dollars, the Purchaser may withdraw its application for the Requested Use Approval before it is issued by the BPBCC, whereupon this Agreement shall terminate, the Deposit and all Closing Proceeds shall be returned to Purchaser, any Closing Documents shall be returned to the party who delivered same in escrow and the parties released of all further obligations each to the other under this Agreement or the Purchaser shall have the right to defer consideration of such Requested Use Approval, provided that the Purchaser shall not request reconsideration without the consent of Seller if the hearing for such reconsideration of the Requested Use Approval would occur later than two hundred twenty (220) days from the Effective Date. Purchaser and Seller agree that in the event of an appeal of the Requested Use Approval, the escrow funds and documents shall remain in escrow for a period of six (6) months after the appeal is filed. If the appeal is not resolved in favor of issuance of the Requested Use Approval within the six (6) month period, this Agreement may be terminated by Seller (if Purchaser is not willing to waive the condition to obtain the Requested Use Approval, or Purchaser by giving the other party written notice, at which time the Escrow Agent shall return the Deposit and all Closing Proceeds and the Letter of Credit, if applicable, to the Purchaser, destroy the Closing Documents and thereafter this Agreement shall be deemed canceled and terminated and the parties shall have no further obligations, duties or liabilities to each other, except for those terms and conditions which expressly survive termination. Seller and Purchaser reserve the right, and each may exercise this right by giving the other party written notice, to withdraw the zoning application for Requested Use Approval any time following two hundred twenty (220) days after the Effective Date, if the Requested Use Approval has not been issued and the applicable appeal period expired whether or not an appeal has been filed. In the event Seller or Purchaser elects to withdraw the zoning application or Requested Use Approval after two hundred twenty (220) days, this Agreement shall be terminated, at which time the Escrow Agent shall return the Deposit and all Closing Proceeds and the Letter of Credit, if applicable, to the Purchaser, destroy the Closing Documents and thereafter this Agreement shall be deemed canceled and terminated and the parties shall have no further obligations, duties or liabilities to each other, except for those terms and conditions which expressly survive termination. Notwithstanding anything contained herein to the contrary, the Purchaser shall have the right to negate Seller's election to withdraw the application as provided in either of the preceding two sentences if Purchaser is willing to waive the condition for the Requested Use Approval, whereupon the Escrow Agent may thereupon disburse, subject to the provisions of Paragraph 8(d), the Closing Documents to the party entitled to same and the Closing Proceeds to the Seller.

           (d) In the event that the Escrow Agent is to disburse the Closing Proceeds to the Seller, the Escrow Agent shall provide two (2) business days' written notice to the Purchaser to enable the Purchaser two
(2) business days after receipt of such written notice the ability to substitute good federal funds in the amount of the Closing Proceeds and Deposit in exchange for the Closing Proceeds and Deposit (if Closing Proceeds were delivered in escrow) and the Letter of Credit and Deposit (if the Letter of Credit and Deposit are being held in escrow), whereupon if such monies are delivered, such monies (in an amount equal to the Closing Proceeds, Deposit and any applicable "Seller Interest," as hereinafter defined) shall be disbursed to Seller, or to the extent the Escrow Agent is holding the Letter of Credit, the Escrow Agent shall draw on the Letter of Credit and deliver the Closing Proceeds, Deposit and any applicable Seller Interest to Seller. The parties agree that (i) all interest earned on the monies to and through a date which is thirty (30) days after the date of issuance of the Requested Use Approval shall be paid to Purchaser; and
(ii) the balance of any interest earned shall be paid to the party entitled to such monies (i.e. in the event of the consummation of the Closing, whereby the Purchase Price is disbursed to Seller, then the balance of the interest, if any, shall be disbursed to Seller ("Seller Interest") and to the extent that the consummation of the Closing does not occur, whereby the Purchase Price is not disbursed to Seller, then the balance of the interest shall be paid to Purchaser). The disbursal of the Closing Documents to Purchaser and Closing Proceeds and Deposit to Seller as provided above is the "Consummation of the Closing."

           (e) Seller is authorized to cause the application for Requested Use Approval to be withdrawn in Seller's sole and absolute discretion, and Purchaser hereby appoints Seller as its attorney-in-fact to do so without penalty or recourse, if (i) Purchaser does not timely deliver the Letter of Credit or Closing Proceeds to Escrow Agent (time being of the essence), or (ii) Escrow Agent fails to draw on the Letter of Credit as required herein, or (iii) Seller terminates this Agreement due to Purchaser's default, not cured within the Applicable Cure Period. Notwithstanding anything stated herein to the contrary, upon Seller's termination of the Requested Use Approval for the reason stated under subparagraph (i) and (iii) of this paragraph, the Purchaser shall be deemed to be in material breach of this Agreement, and Seller shall be entitled to all remedies available to it in Paragraph 10 for a Purchaser default without the necessity of giving to Purchaser additional notice of default or the opportunity to cure the default. In the event for any reason the Escrow Agent shall be other than Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. and the Escrow Agent fails to draw on the Letter of Credit as required herein, the Purchaser shall be deemed to be in material breach of this Agreement and Seller shall be entitled to all remedies available to it in paragraph 10 for a Purchaser default without the necessity of giving to Purchaser additional notice of default or the opportunity to cure the default.

           (f) On or before the Escrow Closing, Seller shall execute and deliver to Escrow Agent the following documents with respect to the
Property:

                 (i) A special warranty deed ("Deed") subject only to the Acceptable Exceptions;

                 (ii) An appropriate mechanic's lien affidavit;

                 (iii)An affidavit of exclusive possession of the Property being conveyed;

                 (iv) A non-foreign affidavit in a form reasonably acceptable to Purchaser;

                 (v) Appropriate assignments or bills of sale transferring to Purchaser all personal property or property rights (including, but not limited to the Documents) contemplated by this Agreement or reasonably requested by Purchaser in forms reasonably acceptable to Purchaser, free and clear of all liens, claims or encumbrances. The Seller delivers a consent from the applicable utility authority consenting to the transfer of the Property and developer agreement regarding water and sewer service to Purchaser;

                 (vi) Appropriate evidence of Seller's formation, existence and authority to sell and convey the Property; and

                 (vii)Such other documents that the Title Company may reasonably require in connection with the issuance of the owner's policy to Purchaser and the delivery of good and marketable title to the Property from Seller to Purchaser as provided in this Agreement, including, but not limited to, an appropriate "gap" affidavit in order to delete the "gap" exception and such affidavits required for deletion of the matters of survey, unrecorded easements, parties in possession and mechanics' lien exceptions otherwise appearing on the Title Policy.

           (g) On or before the Escrow Closing, Purchaser shall deliver to Escrow Agent the Purchase Price (subject to prorations and adjustments, including, but not limited to, a credit for the Deposit) or shall deliver the Letter of Credit as provided in Section 8(b).

           (h) Seller and Purchaser shall each execute counterpart closing statements in a customary form together with such other documents as are reasonably necessary to consummate the Closing.

           (i) Both parties shall pay their respective costs by wire transfer, or by cashier's check drawn on a bank reasonably acceptable to Escrow Agent.

           (j) In lieu of the Escrow Closing, Purchaser may at any time elect to consummate the transactions described herein upon ten (10) business days notice to Seller, at the offices of its attorneys in Broward County, Florida ("Closing"). At the Closing, Purchaser shall deliver the Purchase Price (subject to prorations and adjustments required by the terms of this Agreement, including but not limited to a credit for the Deposit) to Seller, Escrow Agent shall deliver the Deposit to Seller, Seller will deliver to Purchaser the Closing Documents described in Paragraph 8(f), and the Seller and Purchaser will exchange the counterpart closing statements required by Paragraph 8(h).

     9.    ARBITRATION; DISPUTES CONCERNING CONSUMMATION OF THE CLOSING.

           Any dispute as to whether the Purchaser has obtained the Requested Use Approval, and any and all other claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement, shall be referred to final and binding arbitration, before a panel of three (3) arbitrators ("AAA") in Palm Beach County, Florida, except as those rules conflict with the specific provisions set forth below.

           (a) ARBITRATOR SELECTION. The arbitrator shall be selected as follows: (i) each party shall select one arbitrator within five (5) business days after filing and service of the demand from a party delivered to the other party for arbitration, and shall give notice of the selection to the arbitrator, the other party and the AAA; (ii) the arbitrators selected by the parties shall select a third arbitrator within five (5) business days thereafter; (iii) if either party fails to timely select an arbitrator or the arbitrators selected by the parties cannot agree upon a third arbitrator within the time specified, then the AAA shall select such arbitrator or arbitrators as are necessary to comprise a panel of three arbitrators.

           (b) COUNTERCLAIMS; DOCUMENT EXCHANGE; CONFIDENTIALITY. Any counterclaims shall be asserted no later than fifteen (15) days after the service of the demand for arbitration. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than thirty (30) days after the demand for arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed.

           (c) HEARING AND AWARD DEADLINES. The arbitration hearing shall commence within sixty (60) days of the service of the demand for arbitration. The arbitrators shall render a final award within fifteen
(15) days after the conclusion of the final session of the arbitration hearing.

           (d) CONFIRMATION; VENUE. Judgment upon the award rendered by the arbitrators shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns. The parties hereby consent to the sole and exclusive jurisdiction of venue of the circuit or county court (as appropriate) in and for Palm Beach County, Florida (or other such court located in Palm Beach County, Florida which has subject matter jurisdiction) (hereafter the "Court"), for purposes of confirming the arbitration award.

           (e) RECOVERY OF ATTORNEYS' FEES AND COSTS. Pursuant to Paragraph 17(c) of this Agreement, the prevailing party in any civil action, arbitration or other legal proceeding shall be entitled to reasonable attorneys' fees and all costs and expenses (including all costs and expenses of arbitration and expert witness fees) incurred, including through any confirmation proceedings and appeal. All costs and expenses of the arbitration, including hearing and arbitrator fees, shall be initially borne equally by the parties; however, the prevailing party shall be entitled to recover all such costs and expenses paid by it from the other party.

           (f) LIMITED JURISDICTION OF ARBITRATORS; WAIVER OF PUNITIVE DAMAGES. The arbitrators shall NOT have subject matter jurisdiction to determine the issues of entitlement and amount of attorneys' fees. Such determination shall be made by the Court. Further, in no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages.

     10. DEFAULT. In the event of a default by Purchaser hereunder not cured by Purchaser within five (5) days after written notice thereof to Purchaser, Escrow Agent shall deliver to Seller the Deposit as agreed-upon liquidated damages for such breach, as the sole and exclusive remedy for default of Purchaser, whereupon the parties shall be relieved of all further obligations hereunder. The Realty is unique and cannot be readily purchased or sold on the open market. The Seller and Purchaser further acknowledge that the Requested Use Approval, if granted, shall substantially and materially decrease the value of the Realty to Seller. For those reasons, among others, the Seller will be irreparably damaged (and damages at law would be an inadequate remedy to Seller) if this Agreement is not specifically enforced against Purchaser in the event and only in the event that after the Escrow Closing, the Requested Use Approval has been obtained. Therefore, in the event that after the Escrow Closing, the Requested Use Approval has been obtained, then the Seller shall be entitled to an arbitration award and/or judicial decree for specific performance of this Agreement.

           In the event of a default by Seller under this Agreement, which default is not cured by Seller within five (5) days after written notice thereof to Seller, Purchaser may, at its option, if it is not in default hereunder, elect any one of the following as Purchaser's sole and exclusive remedy: (i) terminate this Agreement and receive the Deposit and all other sums held in escrow, if any; or (ii) pursue the remedy of specific performance; and Purchaser waives all other remedies it may have against Seller at law or in equity in connection with the foregoing. If, after the Closing, Seller fails to perform any covenants contained herein that specifically survive Closing, then Purchaser, as its sole and exclusive remedy, shall have the right to seek equitable relief and/or damages from Seller for such failure, except Purchaser hereby waives and shall have no right to seek indirect, consequential or punitive damages against Seller.

     11. PRORATIONS. Real estate taxes, personal property taxes, assessments and all items of income and expense regarding the Property shall be prorated as of the date of Consummation of the Closing; provided, however, that assessment lien(s) which had been certified as of the date of Closing shall be satisfied by Seller at the Consummation of the Closing.

           In the event that the tax bill for the year of Closing is not available, then taxes shall be prorated on an estimate based on the prior year's tax and the parties shall reprorate such taxes upon receipt of the actual tax bill. In the event any other expenses pertaining to the Property are not known at the Consummation of the Closing, then such expenses shall be prorated based on an estimate and the parties will reprorate same upon receipt of the actual bill for such expenses. In the event there is any recoupment or other consideration payable to applicable governmental authorities as the result of any change of the use of the Property, then the Seller shall satisfy such obligation at the Consummation of the Closing.

           The provisions of this Section 11 shall survive the Consummation of the Closing.

     12.   CLOSING COSTS.  The parties shall bear the following costs:

           (a) Purchaser shall be responsible for (i) the recording cost of the "Deed" (hereinafter defined), and (ii) the costs to obtain the Title Evidence and the premium on the owner's coverage of the Title Policy issued to Purchaser pursuant to the Commitment.

           (b)   Seller shall be responsible for payment of the
(i) documentary stamps taxes, surtaxes or other transfer charges in connection with the transfer of the Property, (ii) costs of curing any Title Defects and the recording costs in connection with any curative instruments relating to same (subject to the limitations set forth in this Agreement), and (iii) the "Commission" due to the "Authorized Brokers" (as hereinafter defined).

           (c) Each party shall be responsible for payment of its own legal fees, except as provided in Section 17(c) hereof.

     13. BROKERS. The parties each represent and warrant to the other that there are no real estate brokers, salesman or finders involved in this transaction other than Arvida Realty Sales, Ltd. and Staubach Retail Services-Southeast, Inc. ("Authorized Brokers"). Seller hereby agrees that it shall pay to the Authorized Brokers pursuant to a separate agreement between Seller and the Authorized Brokers. If a claim for brokerage in connection with this transaction is made by any broker, salesman or finder claiming to have dealt by, through or on behalf of one of the parties hereto ("Indemnitor"), Indemnitor shall indemnify, defend and hold harmless the other party hereunder ("Indemnitee"), and Indemnitee's officers, directors, agents and representatives, from and against any and all liabilities, damages, claims, costs, fees and expenses whatsoever, including reasonable attorneys' fees and court costs through all trial and all appellate levels with respect to said claim for brokerage. The parties acknowledge and agree that any brokerage charge or commission for the Authorized Brokers shall be the exclusive responsibility of Seller.

           The provisions of this paragraph shall survive the Closing and any cancellation or earlier termination of this Agreement.

     14. ASSIGNABILITY. Purchaser may assign its rights hereunder with Seller's consent (which shall not be unreasonably withheld or delayed), provided, however, that upon any such assignment, the Purchaser shall not be released of its obligations, if any, under this Agreement and any such assignee shall agree to be bound by the terms and conditions set forth in
this Agreement.   Purchaser shall have the absolute right to (a) assign or
otherwise transfer its interest in this Agreement at Closing, or (b) assign this Agreement at any time (i) to any parent, subsidiary or affiliate of Purchaser or Republic Industries, Inc. ("Republic"), (ii) to a corporation or other business entity with which Purchaser or Republic may merge, amalgamate or consolidate, or (iii) to an entity in which the Property is intended to be leased back by such assignee to Purchaser, Republic, or any entity in which Purchaser, Republic or their affiliates have a controlling interest, without Seller's approval, written or otherwise; provided, however, upon any such assignment, the Purchaser shall not be released of its obligations, if any, under this Agreement and any such assignee shall agree to be bound by the terms and conditions set forth in this Agreement. This Agreement shall contain no provision restricting, purporting to restrict or referring in any manner to a change in control or change in shareholders, directors, management or organization of Republic or Purchaser, or any subsidiary, affiliate or parent of Republic or Purchaser, or to the issuance, sale, purchase, public offering, disposition or recapitalization of the capital stock of Republic or Purchaser, or any subsidiary, affiliate or parent of Republic or Purchaser.

     15. NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered by hand, sent by recognized overnight courier (such as Federal Express), transmitted via facsimile transmission or mailed by certified or registered mail, return receipt requested, in a postage pre-paid envelope, and addressed as follows:

           If to Seller at: Metrodrama Joint Venture
                            c/o Arvida Realty Sales, Ltd.
                            7900 Glades Road
                            Boca Raton, FL 33434
                            Attn:Ingrid A. Fulmer, V.P.
                                 Commercial Leasing and Sales
                            Telefax: (561) 479-1229

           With a copy to:  Metrodrama Joint Venture
                            c/o Arvida JMB Partners
                            7900 Glades Road
                            Boca Raton, FL 33434
                            Attn:John Baric, General Counsel
                            Telefax: (561) 479-1226

           With a copy to:  Gunster, Yoakley, Valdes-Fauli
                            & Stewart, P.A.
                            Phillips Point, Suite 500 East
                            777 South Flagler Drive
                            West Palm Beach, FL 33401
                            Attn:Richard D. Holt, Esq.
                            Telefax: (561) 655-5677

           If to Purchaser: AutoNation USA Corporation
                            110 S.E. 6th Street
                            Fort Lauderdale, FL 33301
                            Attn:Real Estate/Legal
                            Telefax:  (954) 713-8941

           With a copy to:  Ruden, McClosky, Smith,
                                Schuster & Russell, P.A.
                            200 East Broward Boulevard
                            15th Floor
                            Fort Lauderdale, Florida 33301
                            Attn:Barry E. Somerstein, Esq.
                            Telefax:  (954) 764-4996

           If to Escrow Agent:
                            Gunster, Yoakley, Valdes-Fauli
                              & Stewart, P.A.
                            Phillips Point, Suite 500 East
                            777 South Flagler Drive
                            West Palm Beach, FL 33401
                            Attn:Richard D. Holt, Esq.
                            Telefax: (561) 655-5677

Notices personally delivered or sent by overnight courier shall be deemed given on the date of receipt, notices sent via facsimile transmission shall be deemed given upon transmission if given between the hours of 9:00 a.m. and 5:00 p.m. on such date and if given outside of such hours, then such facsimile transmission shall be deemed given on the next business day thereafter occurring and notices sent via certified mail in accordance with the foregoing shall be deemed given when received or receipt refused.

     16. RISK OF LOSS. If, prior to Closing, the Property or any material portion thereof is destroyed or damaged or taken by eminent domain, Seller shall promptly notify Purchaser and Purchaser shall have the option of either: (i) canceling this Agreement by delivery of written notice to Seller, whereupon Escrow Agent shall return to Purchaser the Deposit and both parties shall be relieved of all further obligations under this Agreement; or (ii) Purchaser may proceed with the Closing, whereupon Purchaser shall be entitled to (and Seller shall assign to Purchaser all of Seller's interest in) all insurance and/or condemnation payments, awards and settlements applicable to the Property. Taking for expansion of Okeechobee Boulevard shall not be deemed to be a material taking of the Property unless such taking materially affects the ability of the Purchaser to develop the Proposed Improvements upon the Property, whereupon such taking would be deemed to be a material taking. In the event of an immaterial taking, the Purchaser shall proceed to Closing in accordance with the terms of this Agreement and, at the Escrow Closing, the Seller shall assign and transfer to the Purchaser all condemnation proceeds.

     17.   MISCELLANEOUS.

           (a) This Agreement shall be construed and governed in accordance with laws of the State of Florida and in the event of any litigation hereunder, the venue for any such litigation, shall be in the Palm Beach County, Florida. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

           (b) In the event any provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or reconstrued as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

           (c) In the event of any civil action, arbitration or other proceeding is brought for the enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs and expenses (including all costs and expenses of arbitration and expert witness fees) through trial and appellate levels, and any arbitration, bankruptcy and post-judgment proceedings. The provisions of this subparagraph shall survive the Closing and any termination or cancellation of this Agreement.

           (d) In construing this Agreement, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular and the use of any gender shall include every other gender and all captions and paragraph headings shall be discarded.

           (e) All of the Exhibits to this Agreement are incorporated in and made a part of this Agreement.

           (f) This Agreement constitutes the entire agreement between the parties for the sale and purchase of the Property, and supersedes any other agreement or understanding of the parties with respect to the matters herein contained. This Agreement may not be changed, altered or modified except in writing signed by the party against whom enforcement of such a change would be sought. This Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns.

           (g) The term "Effective Date" or such other similar term, shall mean the date upon which this Agreement has been fully executed by Purchaser and Seller and such fully executed Agreement delivered to Purchaser.

           (h) Once this Agreement has been executed by Purchaser, this will constitute an offer to purchase the Property upon the terms and conditions set forth herein. Should this offer not be accepted (by full execution hereby by Seller and delivery of an executed copy to Purchaser) on or before October _____, 1997, at 5:00 p.m., this offer may, in the sole and absolute discretion of Purchaser, be revoked by delivery of written notice to Seller, whereupon the Deposit (if previously delivered to Escrow Agent), together with interest thereon, shall be returned to Purchaser, and this Agreement, and such offer shall be of no further force and effect.

           (i) The parties hereby agree that time is of the essence with respect to performance of each of the parties' obligations under this Agreement. The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

           (j) This Agreement and any subsequent amendments hereto may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument. Facsimile transmission signatures shall be deemed original signatures.

           (k) The Seller agrees that the terms set forth in this Agreement shall remain totally and completely confidential and shall not be revealed or disclosed to any person or party whatsoever, except: (i) with the consent of Purchaser; (ii) as may be disclosed to Seller's attorneys, accountants and other representatives that are involved in connection with the consummation of this transaction; (iii) Seller's investors and/or lenders; (iv) as may be required by applicable law; (v) as may be necessary in connection with assisting Purchaser in obtaining necessary governmental approvals; and (vi) in connection with any litigation between the parties.

     18. DISCLAIMERS AND LIMITATIONS. Purchaser expressly acknowledges that there exist no warranties or representations of Seller, expressed or implied, other than those expressly set forth in the Closing Documents or in this Agreement, and Seller has no obligation to determine whether there are any material matters that should be disclosed to Purchaser to the extent those matters have not been expressly set forth herein. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED (OTHER THAN AS EXPRESSLY SET FORTH IN THE CLOSING DOCUMENTS OR IN THIS AGREEMENT), THE PURCHASER EXPRESSLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE CONVEYANCE OF THE PROPERTY SHALL BE MADE BY SELLER TO PURCHASER ON AN "AS IS" BASIS, AND "WITH ALL FAULTS," AND PURCHASER ACKNOWLEDGES THAT PURCHASER HAS AGREED TO BUY THE PROPERTY IN ITS PRESENT CONDITION (SUBJECT TO PURCHASER'S RIGHT OF INSPECTION AND REVIEW AS PROVIDED HEREIN) AND THAT PURCHASER IS RELYING SOLELY ON ITS OWN EXAMINATION AND INSPECTIONS OF THE PROPERTY AND NOT ON ANY STATEMENTS OR REPRESENTATIONS MADE BY SELLER OR ANY AGENTS OR REPRESENTATIVES OF SELLER, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN OR IN THE CLOSING DOCUMENTS, ADDITIONALLY, PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE SPECIFIED HEREIN OR IN THE CLOSING DOCUMENTS, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY PORTION THEREOF, OR WITH RESPECT TO THE ECONOMICAL, FUNCTIONAL, ENVIRONMENTAL OR PHYSICAL CONDITION, OR ANY OTHER ASPECT, OF THE PROPERTY. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN OR IN THE CLOSING DOCUMENTS, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING: (1) THE NATURE AND CONDITION OF THE PROPERTY OR ANY PART THEREOF, INCLUDING BUT NOT LIMITED TO, ITS WATER, SOIL, OR GEOLOGY, OR THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON, OR ANY IMPROVEMENTS PURCHASER MAY ELECT TO CONSTRUCT THEREON OR THAT ARE ALREADY CONSTRUCTED THEREON, OR ANY INCOME TO BE DERIVED THEREFROM, OR ANY EXPENSES TO BE INCURRED WITH RESPECT THERETO, OR ANY OBLIGATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE SAME; (2) THE ABSENCE OF ASBESTOS OR ANY ENVIRONMENTALLY HAZARDOUS SUBSTANCES ON, IN OR UNDER THE PROPERTY OR ON, IN OR UNDER ANY PROPERTY NEAR, ADJACENT TO OR ABUTTING THE PROPERTY; (3) THE MANNER OF CONSTRUCTION OR CONDITION OR STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE IMPROVEMENTS ON THE PROPERTY; (4) THE NATURE, EXTENT OF OR STATUS OF ANY EASEMENT, RESTRICTIVE COVENANT, RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCES, LICENSE, RESERVATION, CONDITION OR OTHER SIMILAR MATTER PERTAINING TO THE PROPERTY, OR PORTION THEREOF; AND (5) THE COMPLIANCE OF THE PROPERTY OR THE OPERATION OF THE PROPERTY OR PORTION THEREOF WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY. THE PROVISIONS OF THIS PARAGRAPH 18 SHALL SURVIVE THE EXECUTION AND DELIVER OF THE DEED BY SELLER AND THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

           Purchaser hereby waives and releases Seller, Seller's Affiliates, representatives, agents and employees from any present or future claims (hereinafter referred to as the "Claims") arising from or relating to the presence or alleged presence of hazardous substances in, on, under or about the Property, including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, or (ii) this Agreement. For the purposes hereof the term "hazardous substances" shall have the meaning given to such term or similar terms under any applicable federal, state or local laws, rules or regulations.

     19. TRADE NAMES AND SERVICE MARKS. The names "Arvida [service-mark]" and "JMB," and all similar names, along with all logos associated therewith, are the proprietary trade names and service marks of Seller's affiliates. Purchaser shall have no rights to use the same for advertising or other purpose. The provisions of this Section 19 shall survive Consummation of the Closing and delivery of the Deed.

     20.   RECOURSE LIMITED TO PROCEEDS OF SALE; SURVIVAL.
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, NEITHER SELLER NOR ANY PRESENT OR FUTURE CONSTITUENT PARTNER IN OR ANY SHAREHOLDER, OFFICER, DIRECTOR, EMPLOYEE, TRUSTEE, BENEFICIARY OR AGENT OF ANY CORPORATION OR TRUSTEE THAT IS OR BECOMES A CONSTITUENT PARTNER IN SELLER, SHALL BE PERSONALLY LIABLE, DIRECTLY OR INDIRECTLY, UNDER OR IN CONNECTION WITH THE AGREEMENT, OR ANY DOCUMENT, INSTRUMENT OR CERTIFICATE SECURING OR OTHERWISE EXECUTED IN CONNECTION WITH THE AGREEMENT, OR ANY AMENDMENTS OR MODIFICATIONS TO ANY OF THE FOREGOING MADE AT ANY TIME OR TIMES, HERETOFORE OR HEREAFTER, OR IN RESPECT OF ANY MATTER, CONDITION, INJURY OR LOSS RELATED TO THE AGREEMENT OR THE PROPERTY, AND ONLY SELLER'S INTEREST IN THE PROPERTY (OR PURCHASE PRICE) SHALL BE AVAILABLE TO SATISFY ANY CLAIMS AGAINST SELLER; AND THE PURCHASER AND EACH OF ITS SUCCESSORS AND ASSIGNEES WAIVES AND DOES HEREBY WAIVE ANY SUCH PERSONAL LIABILITY. For purposes of the Agreement, and any such instruments and certificates, and any such amendments or modifications, neither the negative capital account of any Constituent Partner in Seller to restore a negative capital account or to contribute capital to Seller or to any other Constituent Partner in Seller, shall at any time be deemed to be the property or an asset of Seller or any such other Constituent Partner (and neither Purchaser nor any of its successors or assignees shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a Constituent Partner's obligation to restore or contribute other than to the extent of the Purchase Price paid pursuant to this Agreement). As used in this Paragraph, a "Constituent Partner" in Seller shall mean any direct partner in Seller and any person that is a partner that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in Seller. Unless otherwise noted in this Agreement, none of Seller's representations, warranties, covenants or agreements shall survive Closing and all of the same shall merge into the Deed to be given by Seller except as and to the extent expressly provided to the contrary herein. Furthermore, if Purchaser learns prior to Closing of any breach or non-performance of any covenant contained in this Agreement, Purchaser shall promptly notify Seller thereof, and such covenant shall not survive Closing (whether or not Purchaser notifies Seller thereof) but, rather, shall merge into the Deed to be given by Seller, it being the intention of the parties that no breach or non-performance of which Purchaser has knowledge prior to Closing shall survive Closing should Purchaser elect to close notwithstanding knowledge of such breach or non-performance.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

Signed, sealed and delivered           SELLER:
in the presence of:
                                 METRODRAMA JOINT VENTURE, a Florida
general partnership

                                 By:   ARVIDA/JMB PARTNERS, L.P.,
managing general partner

                                 By:   ARVIDA/JMB MANAGERS, INC.,
general partner


____________________                   By:___________________________
                                       Name:_________________________
____________________                   Title:________________________
                                       Date:_________________________

                                 By:   ARVIDA/JMB PARTNERS, non-managing
general partner

                                 By:   ARVIDA/JMB MANAGERS, INC.,
general partner


____________________                   By:________________________
                                       Name:______________________
____________________                   Title:_____________________
                                       Date:______________________


                                 PURCHASER:

                                 AUTONATION USA CORPORATION, a Florida
corporation


____________________             By:_______________________
                                 Name:_____________________
____________________             Title:____________________
                                 Date:_____________________


     The undersigned joins in this Agreement as Escrow Agent for the purpose of agreeing to its obligations hereunder as Escrow Agent and acknowledging receipt of the Initial Deposit, if by check, subject to collection.


                                 GUNSTER, YOAKLEY, VALDES-FAULI &
STEWART, P.A.


____________________             By:_________________________
                                 Name:_______________________
____________________             Title:______________________
                                 Date:_______________________

                               EXHIBIT A
                               ---------

                                REALTY

                         LEGAL DESCRIPTION OF
                           METRODRAMA LANDS

THE RESERVATION OF THE RIGHT OF INGRESS AND EGRESS CONTAINED IN THAT CERTAIN QUIT CLAIM DEED DATED MARCH 11, 1974 AND RECORDED ON MARCH 12, 1974 IN OFFICIAL RECORD BOOK 2279, PAGE 1407 OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA; AND

PARCEL 1:

     THE WEST one-half OF TRACT 28, BLOCK 1, THE PALM BEACH FARMS CO. PLAT NO. 9, ACCORDING TO THE PLAT THEREOF ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 5, PAGE 58.

LESS, HOWEVER, THE FOLLOWING DESCRIBED PARCEL:

     THAT PARCEL OF LAND CONVEYED TO THE LAKE WORTH DRAINAGE DISTRICT BY INSTRUMENT RECORDED IN OFFICIAL RECORD BOOK 2279, PAGE 1407, MORE
PARTICULARLY DESCRIBED AS FOLLOWS:

     THE NORTH 75 FEET OF THE WEST one-half OF TRACT 28, BLOCK 1, THE PALM BEACH FARMS CO. PLAT NO. 9, ACCORDING TO THE PLAT THEREOF, ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 5, PAGE 58.

PARCEL 2:

THE WEST ONE-HALF OF THE EAST ONE-HALF OF TRACT 1, BLOCK 4, THE PALM BEACH FARMS CO. PLAT NO. 3, ACCORDING TO THE PLAT THEREOF ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 2, PAGES 45 THROUGH 54.

LESS, HOWEVER, THE FOLLOWING DESCRIBED PARCEL:

     THAT PARCEL CONVEYED TO THE STATE TURNPIKE AUTHORITY BY INSTRUMENT RECORDED IN OFFICIAL RECORD BOOK 1118, PAGE 62, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

     BEGINNING AT A POINT IN THE SOUTH LINE OF TRACT 1, BLOCK 4, THE PALM BEACH FARMS CO. PLAT NO. 3, IN PLAT BOOK 2, PAGES 45 THROUGH 54, PALM BEACH COUNTY, FLORIDA, SAID POINT LINE SOUTH 89 Degree 26 Feet 14 Inches WEST, A DISTANCE OF 408.83 FEET FROM THE SOUTHEAST CORNER OF SAID TRACT 1;

     THENCE CONTINUING SOUTH 89 Degree 26 Feet 14 Inches WEST, ALONG THE SOUTH LINE OF SAID TRACT 1, A DISTANCE OF 118.34 FEET TO A POINT, THENCE, NORTH 41 Degree 02 Feet 16 Inches EAST, A DISTANCE OF 184.64 FEET; THENCE, SOUTH 01 Degree 12 Feet 16 Inches WEST, A DISTANCE OF 138.15 FEET TO THE POINT OF BEGINNING.

PARCEL 3:

THE FOLLOWING DESCRIBED PARCEL OF LAND WHICH HAS BEEN ABANDONED BY THE BOARD OF COUNTY COMMISSIONERS OF PALM BEACH COUNTY, FLORIDA BY RESOLUTION NO. B-74-352, RECORDED IN OFFICIAL RECORD BOOK 2308, PAGE 478, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

"BEGIN AT THE NORTHWEST CORNER OF THE WEST ONE-HALF OF THE EAST ONE-HALF OF TRACT 1, BLOCK 4, THE PALM BEACH FARMS CO. PLAT NO. 3, ACCORDING TO THE PLAT THEREOF ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 2, PAGE 46; THENCE NORTH 15 FEET, THENCE EAST 68.67 FEET; THENCE NORTH 15 FEET TO THE SOUTHWEST CORNER OF THE WEST ONE-HALF OF TRACT 28, BLOCK 1, THE PALM BEACH FARMS CO. PLAT NO. 9, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 5, PAGE 58; THENCE, ALONG THE SOUTHERN BOUNDARY OF SAID TRACT TO THE SOUTHEAST CORNER OF SAID TRACT, THENCE SOUTH 15 FEET, THENCE WEST 87.01 FEET, THENCE, SOUTH 15 FEET, TO THE NORTHEAST CORNER OF THE WEST ONE-HALF OF THE EAST ONE-HALF OF TRACT 1, BLOCK 4, THE PALM BEACH FARMS CO. PLAT NO. 3, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 2, PAGE 46, THENCE ALONG THE NORTHERN BOUNDARY OF SAID TRACT TO THE NORTHWEST CORNER AND POINT OF BEGINNING."

PARCEL 4:

THAT PART OF THE EAST ONE-HALF OF SECTION 27, TOWNSHIP 43 SOUTH, RANGE 42 EAST, LYING NORTH AND WEST OF THE FLORIDA STATE TURNPIKE AND SUBJECT TO RIGHTS-OF-WAY OF OKEECHOBEE ROAD (SR 704) AND LAKE WORTH DRAINAGE DISTRICT LATERAL CANAL NO. 1.

PARCEL 5:

THAT PART OF THE EAST ONE-HALF OF TRACT 28, BLOCK 1, PALM BEACH FARMS CO. PLAT NO. 9, A SUBDIVISION IN PALM BEACH COUNTY, FLORIDA, ACCORDING TO THE PLAT THEREOF ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 5, PAGE 58, LYING NORTHWEST OF THE RIGHT-OF-WAY OF THE SUNSHINE PARKWAY.

THAT PART OF THE EAST 1/4 OF TRACT 1, BLOCK 4, PALM BEACH FARMS CO. PLAT NO. 3, A SUBDIVISION IN PALM BEACH COUNTY, FLORIDA, ACCORDING TO THE PLAT THEREOF ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 2, PAGES 45 THROUGH 54, LYING NORTHWEST OF THE RIGHT-OF-WAY OF THE SUNSHINE PARKWAY.

TOGETHER WITH ROADS ADJACENT TO SAID EAST ONE-HALF OF LOT 28 AND SAID EAST 1/4 OF TRACT 1, AND

TOGETHER WITH THE HIATUS LYING BETWEEN THE WEST LINE OF THE EAST ONE-HALF OF SECTION 27, TOWNSHIP 43 SOUTH, RANGE 42 EAST, AND THE EAST LINE OF THE PLATS OF PALM BEACH FARMS CO. PLAT NO. 9 AND PALM BEACH FARMS CO. PLAT NO. 3, LYING NORTH OF THE FLORIDA STATE TURNPIKE.

                               EXHIBIT B
                               ---------

                           ESCROW AGREEMENT


     THIS ESCROW AGREEMENT ("Escrow Agreement") is made and entered into between AUTONATION USA CORPORATION, a Florida corporation, METRODRAMA JOINT VENTURE, a Florida general partnership (hereinafter referred to as "Principal(s)") and GUNSTER, YOAKLEY, VALDES-FAULI & STEWART, P.A., whose address is 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401 (hereinafter referred to as "Escrow Agent").

     WHEREAS, Principal(s) desire that Escrow Agent hold certain property as described on ADDENDUM 1 hereto ("Escrowed Property") pursuant to certain documents described on ADDENDUM 2 hereto, if any ("Documents"); and

     WHEREAS, Escrow Agent has agreed to act as escrow agent for the Escrowed Property on the terms and conditions now about to be set forth.

     NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and other good and lawful consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     I.    ESCROW

           A. Escrow Agent agrees to hold all of the Escrowed Property in escrow subject to the terms and conditions contained in this Escrow Agreement and the Documents, if any. The provisions of this Escrow Agreement shall control in the event of any conflict between the provisions hereof and the provisions of the Documents, if any.

           B. Unless otherwise provided for in this Escrow Agreement or any addendum hereto, Escrow Agent shall disburse the Escrowed Property without interest or other accumulation in value.

           C. Escrow Agent shall not be deemed to have knowledge of any matter or thing unless and until Escrow Agent has actually received written notice of such matter or thing and Escrow Agent shall not be charged with any constructive notice whatsoever.

           D. In the event the Escrowed Property consists in whole or in part of stocks, bonds or certificates of deposit (or any other property which may fluctuate in value) Escrow Agent shall hold in escrow, pursuant to this Escrow Agreement, any proceeds of the Escrowed Property actually delivered to Escrow Agent and realized as a result of splits, calls, redemptions or otherwise, but shall not be obligated to ascertain the existence of (or initiate recovery of) such proceeds or to become or remain informed with respect to the possibility or probability of such proceeds being realized at any time in the future, or to inform any Principal(s) or any third party with respect to the nature and extent of any proceeds realized, except upon the written request of such party, or to monitor current market values of the Escrowed Property. Further, Escrow Agent shall not be obligated to proceed with any action or inaction based on information with respect to market values of the Escrowed Property which Escrow Agent may in any manner learn, nor shall Escrow Agent be obligated to inform Principal(s) or any third party with respect to market values of any one or more of the Escrowed Property at any time, Escrow Agent having no duties with respect to investment management or information, all Principal(s) understanding and intending that Escrow Agent's responsibilities are purely ministerial in nature. Any reduction in the market value or other value of the Escrowed Property while deposited with Escrow Agent shall be at the sole risk of Principal(s).

           E. In the event instructions from Principal(s) would require Escrow Agent to expend any monies or to incur any cost, Escrow Agent shall be entitled to refrain from taking any action until it receives payment for such costs.

           F. Principal(s) acknowledge and agree that nothing in this Escrow Agreement shall prohibit Escrow Agent from (1) serving in a similar capacity on behalf of others or (2) acting in the capacity of attorneys for one or more Principal(s) in connection with any matter except as limited by prior written agreements with the Principal(s) with respect to conflict waivers on the matters set forth in ADDENDUM 2 hereto.

     II.   RELEASE OF ESCROWED PROPERTY

           A. Escrow Agent agrees to release the Escrowed Property in accordance with the terms and conditions set forth in the Documents, if any, and this Escrow Agreement.

           B. In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Principal(s) or from third persons with respect to the Escrowed Property or any other sums or things which may be held hereunder, which, in its sole opinion, are in conflict with any provision of this Escrow Agreement and/or the Documents, if any, Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by all Principal(s) and said third persons, if any, or by a final order or judgment of a court of competent jurisdiction.

           C. If all or any portion of the Escrowed Property delivered to Escrow Agent is in the form of a check or in any other form other than cash, Escrow Agent shall deposit same as required but shall not be liable for the nonpayment thereof nor responsible to enforce collection thereof. If such check or other instrument other than cash representing the Escrowed Property is returned to Escrow Agent unpaid, Escrow Agent shall notify the applicable Principal(s) for further instructions.

     III.  LIABILITY OF ESCROW AGENT

           A. It is agreed that the duties of Escrow Agent are purely ministerial in nature and shall be expressly limited to the safekeeping of the Escrowed Property and for the disposition of same in accordance with the Documents, if any, and this Escrow Agreement. The Escrow Agent shall have no liability with regard to any duty under the Escrow Agreement, nor be responsible for the loss of any monies held by it except in the event of wilful and intentional misconduct on the part of the Escrow Agent. Each Principal hereby indemnifies Escrow Agent and holds it harmless from and against any and all claims, liabilities, damages, costs, penalties, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature, which it may incur or with which it may be threatened directly or indirectly arising from or in any way connected with this Escrow Agreement or which may result from Escrow Agent's following of instructions from Principal(s), and in connection therewith, indemnifies Escrow Agent against any and all expenses, including attorneys' fees and the cost of defending any action, suit, or proceeding or resisting any claim, whether or not litigation is instituted. Escrow Agent shall be vested with a lien on all Escrowed Property held hereunder which is deliverable to Principal(s) under the terms of this Escrow Agreement, for indemnification, attorneys' fees, court costs arising from any suit, interpleader or otherwise, or other expenses, fees or charges of any character or nature, which may be incurred by Escrow Agent by reason of disputes arising between Principal(s) and/or any third party as to the correct interpretation of this Escrow Agreement and/or the Documents, if any, and instructions given to Escrow Agent hereunder, or otherwise, with the right of Escrow Agent, regardless of the instruments aforesaid and without the necessity of instituting any action, suit, or proceeding, to hold the Escrowed Property until and unless said additional expenses, fees and charges shall be fully paid.

           B. It is further agreed that Escrow Agent shall have the right to utilize the services of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., as its attorneys, and same shall not affect or in any way prejudice or limit Escrow Agent's entitlement to reasonable attorney's fees for the services of such attorneys as set forth in this Escrow Agreement.

     IV.   DISPUTES

           A. In the event Escrow Agent is joined as a party to a lawsuit by virtue of the fact that it is holding the Escrowed Property, Escrow Agent shall, at its option, either (1) tender the Escrowed Property to the registry of the appropriate court or (2) disburse the Escrowed Property in accordance with the court's ultimate disposition of the case, and Principal(s) hereby, jointly and severally, indemnify and hold Escrow Agent harmless from and against any damages or losses in connection therewith including, but not limited to, reasonable attorneys' fees and court costs at all trial and appellate levels.

           B. In the event Escrow Agent tenders the Escrowed Property to the registry of the appropriate court and files an action of interpleader naming the Principal(s) and any affected third parties of whom Escrow Agent has received actual notice, Escrow Agent shall be released and relieved from any and all further obligation and liability hereunder or in connection herewith and Principal(s) hereby, jointly and severally, indemnify and hold Escrow Agent harmless from and against any damages or losses arising in connection therewith including, but not limited to, all costs and expenses incurred by Escrow Agent in connection with the filing of such action including, but not limited to, reasonable attorneys' fees and court costs at all trial and appellate levels.

     V.    TERM OF AGREEMENT

           A. This Escrow Agreement shall remain in effect unless and until it is canceled in any of the following manners:

                 1. Upon written notice given by all Principal(s) of cancellation of designation of Escrow Agent to act and serve in said capacity, in which event, cancellation shall take effect no earlier than twenty (20) days after notice to Escrow Agent of such cancellation; or

                 2. Escrow Agent may resign as escrow agent at any time upon giving notice to Principal(s) of its desire to so resign; provided, however, that resignation of Escrow Agent shall take effect no earlier than ten (10) days after the giving of notice of resignation; or

                 3. Upon compliance with all escrow provisions as set forth in this Escrow Agreement and in the Documents, if any.

           B. In the event Principal(s) fail to agree to a successor escrow agent within the period described hereinabove, Escrow Agent shall have the right to deposit all of the Escrowed Property held hereunder into the registry of an appropriate court and request judicial determination of the rights between Principal(s), by interpleader or other appropriate action, and Principal(s) hereby, jointly and severally, indemnify and hold Escrow Agent harmless from and against any damages or losses in connection therewith including, but not limited to, reasonable attorneys' fees and court costs at all trial and appellate levels.

           C. Upon termination of the duties of Escrow Agent in either manner set forth in subparagraphs 1 or 2 of Paragraph A of this Article V, Escrow Agent shall deliver all of the Escrowed Property to the newly appointed escrow agent designated by the Principal(s), and, except for rights of Escrow Agent specified in Paragraph A. of Article III. of this Escrow Agreement, Escrow Agent shall not otherwise have the right to withhold Escrowed Property from said newly appointed escrow agent.

           D. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Escrow Agreement unless in writing and signed by all Principal(s) and Escrow Agent. In no event shall any modification of this Escrow Agreement, which shall affect the rights or duties of Escrow Agent, be binding on Escrow Agent unless it shall have given its prior written consent.

     VI.   NOTICES

           All notices, certificates, requests, demands, materials and other communications hereunder shall be in writing and deemed to have been duly given (1) upon delivery by hand to the appropriate address of each Principal or Escrow Agent as set forth in this Escrow Agreement or in the Documents, if any, or (2) on the third business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid to such address. All notices to Escrow Agent shall be addressed to the attorney signing on behalf of Escrow Agent at the following address:

                 Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                 Attention:  Richard D. Holt, Esq.
                 777 South Flagler Drive, Suite 500 East
                 West Palm Beach, Florida  33401

     VII.  CHOICE OF LAW AND VENUE

           This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event any action, suit or proceeding is instituted as a result of any matter or thing affecting this Escrow Agreement, the parties hereto hereby designate Palm Beach County, Florida, as the proper jurisdiction and the venue in which same is to be instituted.

     VIII.       CUMULATIVE RIGHTS

           No right, power or remedy conferred upon Escrow Agent by this Escrow Agreement is exclusive of any other right, power or remedy, but each and every such right, power or remedy shall be cumulative and concurrent and shall be in addition to any other right, power or remedy Escrow Agent may have under the Escrow Agreement or now or hereafter existing at law, in equity or by statute, and the exercise of one right, power or remedy by Escrow Agent shall not be construed or considered as a waiver of any other right, power or remedy.

     IX.   BINDING AGREEMENT

           This Escrow Agreement shall be binding upon the Principal(s) and Escrow Agent and their respective successors and assigns.

     X.    ESCROW AGENT FEES

           Escrow Agent shall receive for its services in accepting this escrow the sum of $00.00 per hour of time involved with respect to this escrow, plus reimbursement of all costs, which fees and costs the Principal(s) hereby, jointly and severally, agree to pay and it is hereby understood and agreed that all such fees and costs shall constitute a first lien of the Escrowed Property hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this ____ day of October, 1997.

Signed, Sealed and Delivered
      in the Presence of:              ESCROW AGENT:

                                 GUNSTER, YOAKLEY, VALDES-FAULI &
STEWART, P.A.

____________________             By:_________________________
                                 Name:_______________________
____________________             Title:______________________
                                 Date:_______________________


                                 PRINCIPAL(S):

                                 AUTONATION USA CORPORATION, a Florida
                                 corporation

____________________             By:_________________________
                                 Name:_______________________
____________________             Title:______________________

                                 __________________________________
                                 social security or corporate
                                 identification number

                                 Date:_______________________


                                 METRODRAMA JOINT VENTURE, a Florida
general partnership

                                 By:   ARVIDA/JMB PARTNERS, L.P.,
managing general partner

                                 By:   ARVIDA/JMB MANAGERS, INC.,
general partner


____________________                   By:_________________________
                                       Name:_______________________
____________________                   Title:______________________
                                       Date:_______________________

                                 By:   ARVIDA/JMB PARTNERS, non-managing
general partner

                                 By:   ARVIDA/JMB MANAGERS, INC.,
general partner


____________________                   By:_________________________
                                       Name:_______________________
____________________                   Title:______________________
                                       Date:_______________________

                    ADDENDUM 1 TO ESCROW AGREEMENT
                    ------------------------------


     The Deposit as and when delivered to Escrow Agent pursuant to the Agreement of Purchase and Sale ("Agreement") to which this Escrow Agreement is attached as Exhibit "A."

                    ADDENDUM 2 TO ESCROW AGREEMENT
                    ------------------------------


     The Agreement for Purchase and Sale between METRODRAMA JOINT VENTURE, a Florida general partnership and AUTONATION USA CORPORATION to which this Escrow Agreement is attached as Exhibit "A."

                               EXHIBIT C
                               ---------

                         ACCEPTABLE EXCEPTIONS

     1. Taxes and assessments for the year 1997 and subsequent years, which are not yet due and payable.

     2. Dedications as set forth on the Plat of Palm Beach Farms Co., Plat No. 9, in parts of Sections 27, 28, 29, and 30, Township 43 South, Range 42 East, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Palm Beach County, recorded in Plat Book 5, Page 58.

     3. Dedications as set forth on the Plat of Palm Beach Farms, Co. Plat No. 3, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Palm Beach County, Florida, recorded in Plat Book 2, Pages 45 through 54, inclusive and specifically to Page 46, Block 4, of the Palm Beach Farms Co. No. 3, except as abandoned by Resolution to Abandon by the Palm Beach County Commissioners recorded in Official Record Book 2308, Page 478.

     4. Easement in favor of Southern Bell Telephone and Telegraph, dated May 5, 1972 and filed of record June 2, 1972, in Official Record Book 2019, Page 1379, of the Public Records of Palm Beach County, Florida.

     5. Reservation in favor of the Lake Worth Drainage District as set forth in that certain instrument dated October 15, 1942 and filed of record October 20, 1942, in Deed Book 655, Page 365, of the Public Records of Palm Beach County, Florida.

     6. Reservation in favor of the Board of Commissioners of Everglades Drainage District as set forth in that certain instrument dated November 16, 1944, and filed of record December 15, 1944, in Deed Book 703, Page 198 and Modified by that certain instrument filed of record June 23, 1947, in Deed Book 813, page 498; filed of record December 9, 1947 in Deed Book 829, Page 533; and further Modified by Release of Reservation filed of record June 25, 1957, in Official Record Book 71, Page 55, all of the Public Record of Palm Beach County, Florida.

     7. Standard Developer's Agreement from Metrodrama to Palm Beach County dated February 28, 1996, recorded March 4, 1996, in Official Record Book 9146, Page 1434, Public Records of Palm Beach County, Florida.

     8. Grant of Easement from Metrodrama to Florida Power & Light Company dated December 7, 1989, recorded December 19, 1989 in Official Record Book 6297, Page 927, Public Records of Palm Beach County, Florida.

     9. Easement Deed from Metrodrama to Lake Worth Drainage District dated March 18, 1996, recorded April 15, 1996 in Official Record Book 9212, Page 1278, Public Records of Palm Beach County, Florida.

     10.   Declaration of Protective Covenants, Conditions and
Restrictions of the Metrodrama Property dated May 29, 1997, recorded June 3, 1997, in Official Record Book 9823, Page 1434, Public Records of Palm Beach County, Florida, which Declaration provides that the Declarant may withdraw lands from the terms of the Declaration, subject only to prior written approval of the County Attorney's Office. Declaration further provides that the rights, powers, obligations, easements and estates rights and obligations may be assigned by Declarant.

                               EXHIBIT D
                               ---------

                   LEASES AND CONSULTING AGREEMENTS


1.   Property Management Agreement dated January 1, 1997 between
Metrodrama Joint Venture and Touchstone Realty Company, Inc.

2. Billboard Lease between Metrodrama Joint Venture and National Advertising Company dated November 1, 1988, as amended by Letter Agreements dated October 30, 1995, November 8, 1995, and December 6, 1996.

3. Cash rental lease agreement dated December 30, 1996 between Metrodrama Joint Venture and T & D Cattle Company, Inc.

4. Consultant Agreement dated December 30, 1996 between Metrodrama Joint Venture and Brothers 2, a Florida general partnership.

                               EXHIBIT E
                               ---------

                         PRELIMINARY SITE PLAN